Exhibit 10.2

Contract of Employment
With
Checkpoint Systems (UK) Ltd
(the “Company”)
Of
Leat House
Overbridge Square,
Newbury
RG14 5UX

This Agreement including Annexure A, is made between the Company and James Wrigley of White Lodge, Critten Lane, Ranmore, Surrey RH5 ST, United Kingdom.

1.	Start date and date period of continuous employment commenced

Your Employment will begin on or before 1 April 2010 (effective date) or as soon as you are released form your notice period with Avery Dennison (if later).  This is also the date your period of continuous employment will begin.

2.	Normal place of work

Your normal place of work will be new premises to be agreed in the Surrey area.  The Company reserves the right to change your normal place of work in the UK following reasonable notice of any such change.  In addition, you will undertake such travel within the UK and abroad as may be necessary for the proper performance of your duties.

3.	Job title & duties

3.1	Your job title is Group President, Global Customer Management. You will be responsible to the Chief Executive Officer and will become a member of the Global Leadership Team.

3.2	You will carry out such duties and comply with such instructions consistent with your position and status within the Company as the Company determines from time to time.

3.3	You shall well and faithfully serve the Company and use your best endeavors to promote and protect the interests and not harm the reputation of the Company.

3.4
You shall comply with all published policies of the Company as such policies exist from time to time. For the avoidance of doubt, such rules, policies and procedures are not incorporated by reference into this Agreement and they may be changed, replaced or withdrawn at any time at the discretion of the Company.

4.	Probationary period

See Severance Benefits in Annexure A.

5.	Time and attention

During your Employment with the Company you shall devote your best efforts to promote the Company’s business and shall not without the prior written consent of the Company (and even then subject to any terms and conditions that the Company may reasonably impose) engage or be interested in (whether directly or indirectly) any other business or employment. Further, you must not during your employment, except with Company’s written consent, introduce to any other competing business, orders for goods or services with which the Company is able to deal.

6.	Hours of work

6.1
Your normal hours of work are between 8.00am to 17.00, Monday to Friday. You may be required to work such additional hours as are necessary for the proper performance of your duties for which you will receive no additional payment.

7.	Remuneration

You will be paid at the rate of £260,000 per annum which will accrue on a daily basis.  This salary will be paid monthly after deduction of tax, social security contributions and any agreed deductions in equal installments in arrears in accordance with the Company’s procedures in force from time to time. Currently, payment is made by credit transfer on the last day of each month.

8.	Pension and retirement

8.1
The Company operates a 6% employer matching employee contribution pension plan, managed by Norwich Union. You will be eligible to become a member of the plan after 6 months’ service. The Company will pay you a lump sum of £7,800 on the commencement of your employment as compensation for you not being able to join the scheme immediately.

8.2	Membership of the plan is optional. The plan is not contracted out of the state earnings related pension scheme although you may choose to contract out on an individual basis if you wish.

8.3	The normal retirement age is 65.

8.4
During the course of your employment, the Company shall provide life assurance cover for the employee at a level equivalent to four times base salary subject to the rules of the scheme in force from time to time and such evidence of health as the relevant insurer may require.

8.5	There is no contracting out certificate in place in respect of your employment.

9.	Expenses

9.1
You shall be reimbursed all reasonable hotels, travelling, entertainment and other expenses properly incurred by you in the course of your employment in accordance with the Company's policies from time to time.  If required by the Company, you shall produce all appropriate vouchers and receipts to support such expenses.

You are referred to the Company’s expenses policies as set out in the Company’s staff handbook and as amended from time to time.

10.	Holiday

10.1	The Company’s holiday year is the calendar year.

10.2
In addition to the 8 annual public holidays, you are entitled to 25 working days’ paid holiday per year which are to be taken at times convenient to the Company. You may be requested to take up to 4 days of this leave during the Christmas shut down period.

10.3
You must obtain the prior approval of the Company of your proposed holiday dates. The Company shall endeavour to meet your reasonable requests as to the time and duration of holidays but it reserves the right to refuse any request where your absence would cause business or administration problems.  In particular, attendance at Board meetings is mandatory. Not more than 10 consecutive working days holiday may normally be taken at any one time.

10.4	Any accrued but untaken holiday entitlement must be taken during any such period.

10.5	Your holiday entitlement cannot be carried forward from holiday year to holiday year. Any holiday entitlement that has not been used by the end of the holiday year will be forfeited without pay.

10.6
On the termination of your employment, you will be required to take the balance of your holiday entitlement during your notice period. Where you have taken less of your holiday entitlement the Company will compensate you for any accrued but untaken holiday entitlement at the rate of 1/260th of your basic salary for each accrued but untaken day of holiday. If on the termination of your employment you have taken more than the accumulated holiday entitlement for the current holiday year the excess holiday pay paid to you will be deducted from any final payment to be made to you by the Company at the rate of 1/260th of your basic salary for each day’s holiday taken in excess of your entitlement.

11.	Sick leave & pay

11.1
If you are absent from work during certified sickness absence then the first 6 months in any following 12 month period, you will be paid at half of your pay rate. You may self-certify the first 7 days of any sickness absence, and for any periods exceeding 7 days you are requested to provide a GP sickness certificate.

11.2	If sickness absence continues beyond the periods specified above, the Company may allow additional sickness payments on a strictly discretionary basis.

11.3
In the case of incapacity for work due to sickness or injury, you must inform your line manager by telephone as early as possible on the first day of absence that you will be unable to attend work. You must also keep the Company advised regularly if you continue to be absent and of your likely return date.   For periods of absence of up to 7 days, a “Sickness form” must be completed and submitted to your line manager. A medical certificate must be sent to the Company if you are absent for 8 calendar days or more. Further medical certificates must be submitted during the continuation of sickness and a final certificate will be required on re-commencing work.

11.4
If you are absent from work due to an accident which occurred or a condition which was sustained as a result of the fault of a third party then any remuneration paid to you in excess of Statutory Sick Pay shall be regarded by both parties as a loan which you must repay to the Company if you succeed in recovering damages in respect of your absence from work.

11.5	Details of the Company’s policies in relation to absence for any reason other than holiday or sickness can be found in the staff handbook.

11.6
Whether or not you are absent by reason of sickness, injury or other incapacity you will at the request of the Company agree to have a medical examination by a doctor appointed and paid for by the Company and you authorize the Company to have unconditional access to any reports produced as a result of any such examination.

12.	Life Assurance

12.1	The normal retirement age is 65 for men and women.

12.2
During the course of your employment, the Company shall provide life assurance cover for the employee at a level equal to four times base salary subject to the rules of the scheme from time to time in force. The Company recognizes that your son has a pre-existing medical condition and we will pay any additional premium required such that he is covered by the private health care plan.

13.	Termination of employment

13.1	See Termination Policy for Grades 18-22 in Annexure A.

13.2
If not previously terminated, your employment will in any event terminate by reason of retirement on your 65th birthday unless an alternative retirement age is expressly agreed in writing between the Company and You.

14.	Dismissal

14.1
The Company shall be entitled to terminate your employment summarily by oral or written notice and without any payment in lieu of notice (but without prejudice to the rights and remedies of the Company for any breach of this Agreement and to your continuing obligations under this Agreement) if you:

(a)	commit any serious or willful or persistent breach or breaches of any express or implied term of your employment;

(b)	are guilty of serious misconduct or gross incompetence;

(c)	are found to have provided the Company with false or misleading information in the course of applying for employment with the Company relating to your suitability for such employment;

(d)	are convicted of any criminal offence punishable by imprisonment (whether or not such a sentence is imposed);

(e)	lose your driving license following conviction for driving offence(s) where driving a vehicle is a requirement of your job;

(f)	commit any offence involving dishonesty; or

(g)
do anything which in the reasonable opinion of the Company does actually or might reasonably be expected to bring the Company into disrepute or acts in a way which is in the reasonable opinion of the Company materially adverse to the interests of the Company.

15.	Suspension

15.1
If the Company has reason to suspect that any one or more of the events set out in clause 16 has or have occurred the Company may at any time and upon notice from a Director suspend you for the purposes of investigating any allegation  of misconduct or neglect against you and during this period you will continue to receive your salary and all contractual benefits but will not (except with the prior written approval of a Director) attend any premises of, or contact any employee or customer of, the Company.

16.	Duties during notice period and upon termination

16.1	Upon the Company's request at any time during your notice period and in any event upon termination of your employment for whatever reason you shall immediately:

(a)
hand over to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media stored and wherever located) relating to the business of the Company or any Associated Company, any magnetic discs on which information relating to the business is stored and any keys, credit cards and any other property of the Company or any Associated Company (including in particular any car provided to You) which may be in your custody, care or control and shall provide a signed statement that you have complied fully with the terms of this clause and have no other Company property in your possession; and, if required by the Company;

(b)
irretrievably delete any information relating to the business of the Company or any Associated Company stored on any magnetic or optical disc or memory and all matter derived therefrom which is in your possession, custody, care or control outside the premises of the Company and shall produce such evidence of compliance with this clause as the Company may require; and

(c)
Resign any office or appointment held by you in the Company or in any Associated Company without any claim for compensation or damages for loss of such office or appointment and you hereby irrevocably appoint the Company as your agent to execute letters of resignation of such offices or appointments on your behalf.

17.	Outside Interests

During your employment you shall not (save with the prior written consent of the Company):

(a)
directly or indirectly be engaged, concerned or interested in any capacity in any business, trade or occupation other than that of the Company except as a holder of not more than one per cent of the issue shares or securities of any companies which are listed or dealt in on any recognized stock exchange or market.  For this purpose "occupation" shall include any public, private or charitable work which the Company considers may hinder or interfere with the performance of your duties; or

(b)	introduce or transact in business of any kind to, or on the account of yourself or any other person, firm or company with which the Company is able to deal

18.	Restrictions

Definitions
18.1	For the purposes of this clause the following words have the following meanings:

“Customer” means (i) any client of the Company in connection with the Restricted Business or (ii) any other person, firm or business to whom the Company has presented to or approached or with whom the Company has negotiated with a view to that person, firm or business becoming a client of the Company in connection with the Restricted Business and who became a client within [9] months following the Termination Date and in each case provided that during the 12 month period immediately prior to the Termination Date you had been responsible for, dealt or sought to deal on behalf of the Company with that client, person firm or business.

"Restricted Business" means the design, manufacture, production, research or development, marketing or sale of security solutions to the retail industry enabling customers to track, brand and secure goods using radio frequency engineering, bar  coding, printing and labeling facilities with the aim of combating shrinkage (the loss of goods throughout the supply chain) but limited to goods, products or services of a kind  with which the Employee was concerned or involved in the course of [his/her]  employment during the 12 month period immediately prior to the Employee ceasing to be employed or for which the Employee has been responsible during such period."

“Restricted Person” means any person who has at any time in the period of 12 months prior to the Termination Date been employed by the Company or who is a consultant to the Company and in either case works in a senior executive or a senior technical or senior advisory capacity in the Restricted Business and who was known to or worked with you during that 12 month period.

Non-competition
18.2
You shall not for the period of your severance payments as defined in the Termination Policy after the Termination Date either personally or by an agent and either on your own account or for, or in association with, any other person or otherwise directly or indirectly engage in the Restricted Business.

Non-solicitation of Customers
18.3
You shall not for the period of your severance payments as defined in the Termination Policy after the Termination Date either personally or by an agent and either on your own account or for or in association with any other person directly, or indirectly deal or contract with any Customer in respect of any goods or services provided or supplied by the Company in connection with the Restricted Business.

Non-dealing with Customers
18.4
You shall not for the period of your severance payments as defined in the Termination Policy after the Termination Date either personally or by an agent and either on your own account or for or in association with any other person directly, or indirectly deal or contract with any Customer in respect of any goods or services provided or supplied by the Company in connection with the Restricted Business.

Non-solicitation of employees
18.5
You shall not for a period of [12] months after the Termination Date either personally or by an agent and either on your own account or for, or in association with, any other person directly or indirectly solicit, endeavor to entice away, induce to break their contract of employment or offer employment to any Restricted Person.

18.6
You undertake with the Company that you will observe any substitute restrictions (in place of those set out in clauses 20.2 to 20.7 above) as the Company may from time to time specify in writing which are in all respects less restrictive in extent than those specified in clauses 20.2 to 20.7 above.

18.7
If any breach or violation of any of the terms of clauses 20.2 to 20.7 occurs, you and the Company agree that damages alone may not compensate for such breach or violation and that injunctive relief is reasonable and essential to safeguard the interests of the Company and that an injunction in addition to any other remedy may accordingly be obtained by the Company.  No waiver of any such breach or violation shall be implied from the forbearance or failure by the Company to take action in respect of such breach or violation.

18.8
The post-termination restricted periods referred to in clauses 20.2 to 20.6 above shall be reduced by 1 day for each day of your notice period in respect of which the Company has exercised its right to place you on garden leave or required you not to contact any colleagues or clients about business matters.

18.9
If after your employment ends you propose to enter into any contract of employment, appointment or appointment or engagement you must before so doing bring all the terms of this contract to the attention of any proposed new employee or organization appointing you.

You warrant and represent that your performance under this Agreement will not violate any other agreement to which you are a party and that you will not bring and have not brought to the Company any materials or information which is proprietary to any third party without the prior written consent of such third party

19.	Inventions

All inventions, improvements and discoveries made by you either alone or jointly with any other person during the period of employment shall become the sole property of the Company and you shall, both while in the employment of the Company and thereafter, at the request and at the expense of the Company, take steps as may be necessary to obtain protection for such inventions, improvements and discoveries in the UK and elsewhere, and you shall at the request and expense of the Company assign all such rights,  when granted, to the Company or as the Company may direct.

The above terms do not limit your rights under the provisions of Sections 39-43 (inclusive) of the Patents Act 1977.

20.	Conflict of interest

You should not engage in any other business activities or additional employment, without obtaining prior approval.   Employees, who hold positions in the Company which require them to negotiate business on the Company's behalf with outside organizations, must report the following:
(a)	Any interest, other than shares in quoted companies, which they or their close relatives have in suppliers of goods and/or services to the Company

(b)	Any personal interest which they or their close relatives have in any transaction or proposed transaction between the Company and an outside person or organization.

In cases where there is any doubt you should contact your line manager. The Company will not take any action in respect of a conflict of interest without prior discussion with you. Factors, which will be taken into account, include the type of interest, how and when it was acquired and the Company's interest in the situation.

21.	Insider trading

If you are aware of material information relating to the company that has not yet been available to the public for at least two full business days, you are prohibited from trading in our stock or directly or indirectly disclosing such information to any other persons so that they may trade in our securities. It is difficult to describe exhaustively what constitutes "material" information, but you should assume that any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold our stock would be material. Information may be significant for this purpose even if it would in itself determine the investor's decision. Examples include a potential business acquisition, non-public information on what the results in any financial reporting period may be, internal financial information which departs in any way from what the market would expect, important product developments, the acquisition or loss of a major contract, or an important financing transaction. We emphasize that this list is merely illustrative, not exhaustive.

22.	Blackout policy

22.1	This blackout policy supplements the current existing policy on insider trading.

22.2
In order to take an active position in preventing insider-trading violations, Checkpoint has instituted a blackout policy that prohibits Company directors and employees from trading in Checkpoint securities for a specified period prior to earnings releases. Any questions regarding this policy should be directed to the legal department.

22.3
No person subject to this blackout policy may trade in the Company’s securities during the ten-day period prior to the end of any Company quarter through to the two-day period following a quarterly earnings release. For example, if the quarter ends on December 28 and the earnings release is issued on February 10, the last day of trading in the Company’s securities would be December 18 and trading would resume on February 13.

22.4	The Company may extend a blackout period at any time if at that time the Company believes trading would be inappropriate because of developments at the Company that are, or could become, material.

22.5
If a blackout period is in effect, you may not buy or sell Checkpoint’s securities under any circumstances until you are advised that the blackout has been lifted and your transaction is specifically approved.  In addition, you may not inform anyone outside of the Company that a blackout period has been imposed. Since you will be a Named Executive Officer, all your transactions must be declared upfront to the General Counsel – and the subsequent 8-K disclosure filings implemented according to SEC Regulations. Please call the General Counsel first before you commence with any transactions.

23.	Confidentiality

23.1
Serious problems could be caused for the Company by unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the shares of the Company. You should not discuss Confidential Information which has come to you in the course of your employment with the Company with anyone outside of the Company.  You shall use your best endeavors to prevent the publication, disclosure or use of any such information.

23.2
For the purposes of this clause and by way of illustration and not limitation information will prima facie be secret and Confidential Information if it is not in the public domain and relates to the Company:

(a)	dealing with or details of clients or prospective clients;

(b)	research and developments;

(c)	products, samples;

(d)	business and marketing plans and tactics;

(e)	costings profit margins, discounts, rebates, pricing, credit policies and procedures, payment policies and procedure and systems and other financial information;

(f)	intellectual property, design rights, copyright;

(g)	experience and know-how;

(h)	methods of production or manufacture and delivery capabilities;

(i)	operational information;

(j)	data, software, information about the methods, concepts and techniques on which the Company's technology and software is based, technical design or specifications.

23.3	The restrictions in this clause do not apply to:

(a)
any disclosure or use authorized by the Company or required in the ordinary and proper course of your employment or as required by a court or competent jurisdiction or tribunal or as required by an appropriate regulatory body; or

(b)
any information which you can demonstrate was known to you prior to the commencement of your employment or is in the public domain otherwise than as a breach of this clause or the breach of any equivalent provision of any other employee of the Company.

23.4
This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to the legal department.

23.5
If you have any doubt as to your responsibilities under this policy, seek clarification and guidance from the legal department before you act. Do not try to resolve uncertainties on your own. Please note that information from your previous employer that is considered confidential to them, must not be shared with Checkpoint.

23.6
We will expect the strictest compliance with these procedures by all personnel at every level. Failure to observe them may result in serious legal difficulties for you, as well as the Company. A failure to follow their letter and spirit would be considered a matter of extreme seriousness and a basis for termination of employment, and may expose you to serious civil and criminal penalties.

23.7
Your employment will be subject to your undertaking not to disclose confidential information about the Company, subsidiaries or associated companies (The Group) or information concerning the customers and suppliers of The Group to any person whatsoever.

23.8
You will not (except in the normal course of the Company's business), publish any literature, deliver any lecture, or make any communication to the press relating to the Company's products, or to any matter with which the Company may be concerned unless you have previously on each occasion obtained permission from the Company.  This duty remains binding upon you even after you leave the Company's employment. Nothing in this clause will prevent you from disclosing information to comply with a Court order or perform any statutory obligation on you to do so.

24.	Intellectual Property

24.1
For the purposes of this clause "Intellectual Property" means all patents, copyrights, trade marks, service marks, registered designs, design rights, database rights, rights to exploit or extract data from a database and all applications for any of the foregoing and all rights to apply for any of the foregoing, rights to royalties and all rights of confidence in any information, data, know-how or experience (whether patentable or not) and all rewards and extensions thereof whatsoever and wheresoever and the right to sue for the protection of any of the above including the right to take proceedings for the infringement of any such rights, whether in the United Kingdom or elsewhere.  You agree and acknowledge that it is part of your normal duties to further the Company's interests in general and in particular in that regard you may be involved in creating, developing, or reviewing discoveries, improvements, concepts, writings, software, documentation, databases, designs, drawings or similar which are relevant to or capable of use in the business of the Company ("Inventions").  You shall promptly disclose to the Company any Invention made by you in the course of your employment (whether or not in the course of your duties). The Intellectual Property or other rights subsisting therein (or which may in the future subsist) created or developed by you (whether alone or jointly with any other person) in the course of your employment will, from creation, vest in and be the exclusive property of the Company wherever in the world and for the full term of such rights (as provided by law) including any extensions or renewals.

24.2
During your Employment and at any time thereafter you will, at the request and cost of the Company, do all such acts and execute and swear all such documents and assignments which are necessary or desirable to vest absolute legal and beneficial ownership in the Company or any Associated Company of all Intellectual Property Rights in the Inventions, assist in the resolution of any question concerning them and assist the Company in applying for, maintaining, exploiting, enjoying and enforcing those rights.   You appoint the Company as your agent for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause and acknowledge in favor of any third party that a certificate in writing signed by any director or secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

Please note that in your case, the Company will enter into a separate Indemnification Agreement after your hire date and following the satisfactory completion of your first 3 months of employment.

24.3	You hereby waive any rights which you may have in the Inventions which are granted by Chapter IV of Part 1 of the Copyright, Designs and Patents Act 1988 headed "Moral Rights".

25.	Grievance procedure

You are referred to the Company’s grievance procedure as set out in the Company’s staff handbook and as amended from time to time.

26.	Disciplinary procedure

26.1	You are referred to the Company’s disciplinary policy as set out in the Company’s staff handbook and as amended from time to time.

27.	Staff handbook

27.1	Changes to the staff handbook will be notified to you in writing from time to time.

28.	Collective and workforce agreements

Intentionally left blank.

29.	There are currently no collective or workforce agreements which directly affect the terms and conditions of your employment.

You agree that for the purposes of the Working Time Regulations 1998 (and any amendment or re-enactment thereof) the 48-hour limit on average weekly working hours (or such other limit as may replace it) shall not apply for your employment.  However, you understand that you may revoke your agreement to this at any time by giving the Company not less than 3 months written notice of your intention to do so.

30.	Data Protection

You agree that personal data (including sensitive data) relating to you which has been or is in the future obtained by the Company may be held and processed by the Company or any Associated Company either by computer or manually for any purpose relating to you which has been or is in the future obtained by the Company or any Associated Company either by computer or manually for any purpose relating to the recruitment, the administration, management and operation of your employment (including payment of wages and maintenance of attendance, appraisal and disciplinary records) or in relation to the Company's legal obligations or business needs.  (On occasion the Company may need to disclose information about you to third parties and you agree to this).

29.2
Due to the multinational nature of the Company's business, it may be necessary for one or more of the overseas offices of the Company or an Associated Company to have access to information held about you by the Company in the UK.  However, it is only intended by the Company that information about you will be used by overseas offices for the purpose of dealing with personal issues connected with your employment, including submitting information to relevant statutory authorities in order to obtain a work permit or visa or assisting in your secondment to an overseas office or for pay roll purposes.  You agree that the Company may where appropriate transfer personal information about you to the overseas office of the Company or its Associated Companies.

31.	Miscellaneous

31.1
You consent to the deduction from any sum otherwise payable to you by reason of your employment (or its termination) of all debts owed by you to the Company or any Associated Company including but not limited to:

(a)	overpayment of wages, expenses or bonus commission or

(b)	loans or advances on wages which the Company may from time to time make to you.

31.2
Save as expressly provided in this Agreement no term or provision of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of any party.  You and the Company may amend this Agreement only by letter or written instrument signed by both the Company and you.

31.3	The headings to the clauses in this Agreement are for ease of reference only and shall not form any part of this Agreement for the purposes of construction.

31.4
If at any time any term or provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or part, under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this Agreement, but the enforceability if the remainder of this Agreement shall not be affected.

32.	Whole agreement

32.1
This agreement including Annexure A (attached) constitutes the whole agreement between you and the Company and supersedes and cancels any prior agreements between you and the Company in relation to your employment.

33.	Law and Jurisdiction

33.1	This Agreement shall be governed by and construed in accordance with English law and each party to this Agreement submits to the exclusive jurisdiction of the English courts.

The parties to this Agreement have signed and entered into this Agreement on the day and year first written above.

Signed: /s/ Rob van der Merwe                                                                                                                 Date: August 7, 2009
                   Rob van der Merwe
   for Checkpoint Systems, Inc.

I have read, understand and agree to be bound by the terms of this agreement.

Signed: /s/ S. J. Wrigley                                                                                                                              Date: September 6, 2009
   James Wrigley

Terms & Conditions – Annexure A

Bonus/Incentive Plans
Management by Objective (MBO) program will offer you possibility of earning a variable portion (bonus) of up to 75% of your base fixed salary (at the present time and subject to change at the sole discretion of the Company). This 75% is based on the achievement of personal and team objectives, and up to an additional 25% based on your overall performance.

During the January 2009 to December 2011 performance cycle, individuals in salary grades 18 and above, are eligible to participate in the Performance Share Plan (Long Term Incentive Plan). The size of the award is based on a combination of salary grade and individual performance (CMP rating).
At grant, each eligible employee will be assigned a “Target” number of shares, these shares can be earned contingent on Checkpoint achieving certain levels of performance. In addition, actual awards may range from 0% to 200% of the target number of shares, depending on performance compared to threshold/target/maximum levels.

Stock Ownership
You are required to comply with the attached “Executive and Non-employee Directors Stock Ownership Policy”. Awards are made each year at the discretion of the Board. Participation in the LTIP (Long Term Incentive Plan) provides an opportunity to accelerate awards based on performance.

Additionally, the Compensation Committee of the Board will be requested to approve a one-time sign-on grant of 30,000 stock options with a 3 year vesting period effective your date of hire. You will receive an Agreement post hire, to accept these options which reaffirms the one year non-compete clause.

Stock option and LTIP (RSU) awards are granted annually at the Compensation Committee’s discretion. You will be eligible to receive an additional award (to the 30,000 options), but prorated if you join later than March 2010.

Severance Benefits
After 12 months of service you will be covered under the global termination policy for grades 18 and above. This plan provides you with guaranteed severance benefits should your employment be unilaterally terminated and without ‘cause’ by Checkpoint. Included in this document is a separate change in control provision which is effective immediately from date of hire in your case and in any event.

It is agreed that throughout your employment the minimum notice you are entitled to receive from the Company is 12 months notice subject to the provision of clause 14.1 of the agreement. If the Company deicdes to terminate the contract before the effective date or seeks to withdraw the offer of employment after you have handed in your resignation to Avery Dennison, then the Company agrees to pay you 12 months severance at the par rate set out in clause 7 of this agreement.

Performance Review	Your performance will be formally reviewed annually.